Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 11, 2006

Mission Community Bank Completes
Purchase of Paso Robles Property

(San Luis Obispo, CA)  Mission Community Bank is pleased to announce the purchase of the properties in Paso Robles located at 541 and 545 Spring Street, along with an adjacent property on 6th Street, to build a new bank branch office. The bank will join into a development plan with the adjacent property owner, and Sundance Enterprises, Inc., the contractor and developer. The project will include twin buildings each of approximately 15,000 square feet of combined office, retail and banking offices.

Development plans are underway with the local architectural firm Studio Design Group Architects, Inc. Construction is anticipated to start by January, 2007.

The bank building, which will be located at the corner of 6th and Spring Streets, plans to include full drive-up facilities and a small restaurant and terrace adjoining a community and meeting room. The combined project is proposed to include underground parking, a small park and will enhance the neighborhood visually and with professional services and accessibility.

Mission Community Bank opened its first Paso Robles branch office in 1998, now located at 1226 Park Street. “We have really enjoyed being in the vibrant downtown of Paso Robles and would have loved to stay longer at this location,” said Anita Robinson, President and CEO. “However, our rapid growth and need for parking has necessitated a move sooner than planned. We are excited about the anticipated project and the positive impact it will bring to both Paso Robles and Mission Community Bank. We have enjoyed great support by the community and we look forward to giving even more to this community and especially our local customers and shareholders.”

Mission Community Bank is a locally owned and operated community bank with offices in San Luis Obispo, Paso Robles, Arroyo Grande and a Business Banking Center in San Luis Obispo. As a Department of the Treasury Certified Community Development Financial Institution, Mission Community Bank has been the recipient of several awards for its success in meeting its community needs in small business lending and development banking services, and has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities. Mission Community Bank opened for business in December, 1997 and has grown to $150 million in assets.

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For more information, please contact
Anita Robinson at (805) 782-5000 or anita@MissionCommunityBank.com